March 15, 2000

U.S. Wireless Data, Inc.
2200 Powell Street, Suite 800
Emeryville, CA 94608

Gentlemen:

In connection with the private placement of securities (the "Private Placement") of U.S. Wireless Data, Inc. (the "Company") through Commonwealth Associates, L.P. (the "Placement Agent"), the undersigned hereby represents that during the period commencing on the date hereof and ending on the first anniversary of the final closing of the Private Placement (the "Initial Lock-Up Period"), the undersigned will not sell, transfer or otherwise dispose of any securities of the Company that are currently held by the undersigned or that are acquired by the undersigned during the Initial Lock-Up Period; provide, however, that the undersigned shall have the right to (i) transfer up to 159,000 shares of the Company's Common Stock to its employees without the consent of the Placement Agent, and (ii) sell up to 980,000 shares (the "Saleable Shares") of Common Stock commencing upon the earlier of June 1, 2000 or 30 days after the final closing of the Offering, provided that the undersigned shall first give the Placement Agent written notice of its intent to sell any or all of the Saleable Shares and the Placement Agent shall have 30 days from the receipt of such written notice to arrange for such shares to be sold in one or more block or private transactions that will result in a net price to the undersigned of at least $7 7/8 per share or such lower price as agreed to by the undersigned (the "Target Price"). In the event that the Placement Agent is unable to arrange for the sale of the Saleable Shares at the Target Price within such 3 days, then the undersigned shall be free to sell such shares in the open market or otherwise without the consent of the Placement Agent. In addition, the undersigned agrees that the Initial Lock-Up Period may, at the discretion of the Placement Agent, be extended for up to an additional six months from the closing of any public offering which is consummated prior to the end of the Initial Lock-Up Period, provided that the Placement Agent extends the lock-up of all investors in the Offering for the same period. In order to enforce this covenant, the Company will impose stop-transfer instructions with respect to all securities of the Company that are currently held by the undersigned or that are acquired by the undersigned during the Lock-Up Period, except for 980,000 and 159,000 shares mentioned above.

Notwithstanding the foregoing, if the undersigned is an individual, he or she may transfer any securities of the Company either during his or her lifetime or on death by will or intestacy to his or her immediate family or to a custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of his or her immediate family, a trust, the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family, or a charitable reminder trust; provided that such transferee agrees to be bound by the provisions of this lock-up agreement. For the purposes of this paragraph, "immediate family" shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor, or lineal descendant of brother or sister of the transferor.



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Upon the execution  hereof,  this lock-up  agreement shall supercede any and all other agreements with respect to the matter referred to herein.


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Signature                             Signature of Commonwealth Associates, L.P.
                                      or the Company


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Print Name                            Print Name